                                                                     EXHIBIT (g)


Note: Using this form of agreement, New England Life Insurance Company has entered into separate agreements with each of following reinsurers: Employers Reassurance Corp., Munich American Reassurance Co., Security Life of Denver Insurance Co., Swiss Re Life and Health America Inc.


                     AUTOMATIC AND FACULTATIVE YRT AGREEMENT

                                     BETWEEN

                       NEW ENGLAND LIFE INSURANCE COMPANY
                              BOSTON, MASSACHUSETTS
                              (THE CEDING COMPANY)

                                       AND

                                MASTER AGREEMENT
                                   CITY, STATE
                                 (THE REINSURER)

                           EFFECTIVE MONTH, DAY, YEAR

                                      INDEX

Article Name                                Article Number      Page Number
------- ----                                ------- ------      ---- ------
Preamble                                                              3
Automatic Cessions                                  I                 4
Facultative Cessions                                II                5
Reinsurance Premiums                                III               6
Reinsurer's Liability                               IV                7
Claims                                              V                 8
Administration and Accounting                       VI                9
DAC Tax                                             VII              11
Conversions and Exchanges                           VIII             12
Terminations, Reductions/Increases
                       and Changes                  IX               13
Recapture and Retention Changes                     X                14
Reinstatements and
Reduced Paid-Up Insurance                           XI               15
Insolvency                                          XII              16
Arbitration                                         XIII             17
Duration of Agreement                               XIV              19
Miscellaneous                                       XV               20
  A.  Choice of Law
  B.  Severability
  C.  Reserve Credit
  D.  Assignment
  E.  Confidentiality
  F.  Inspection of Records
  G.  Damages
  H.  Errors and Omissions
  I.  Indemnification and Limitation of Liability
  J.  Entire Agreement
  K.  Modifications to Agreement
  L.  Survival
  M.  Currency
  N.  Independent Contractor
  O.  Agents, Intermediaries, and Representatives
  P.  Construction Rules
  Q.  Written Notices
  R.  Representation of Authority and Acknowledgement of Understanding
  S.  Representation of Valid Signature
  T.  Counterparts
Execution                                           XVI              25

Exhibit Name                                Exhibit Number
------- ----                                ------- ------
Limits                                              I
The Ceding Company Retention Limits                 II
Policy Plans Reinsured                              III
Premium Rates                                       IV
Monthly Statements                                  V

                                    PREAMBLE

         This Reinsurance Agreement (the "Agreement") is effective April 1, 2000, between New England Life Insurance Company, 501 Boylston Street, Boston MA 02116, a Massachusetts domiciled life insurance corporation (the "Ceding Company") and ABC Reinsurance Company, "address", a "name state" domiciled life insurance corporation (the "Reinsurer").

         The background of this Agreement is that the Ceding Company cedes and the Reinsurer accepts, on a yearly renewable term ("YRT") basis, the quota share of the mortality risk associated with Universal Survivorship Life Policies and Variable Survivorship Life Policies ("the Policies") and associated Riders that the Ceding Company may issue during the term of this Agreement.

         In consideration of the mutual promises set forth herein, the parties agree as follows:

                                    ARTICLE I
                               AUTOMATIC CESSIONS

         The Ceding Company shall cede and the Reinsurer shall accept as indemnity reinsurance, on a YRT basis, in accordance with the terms and conditions hereof, the portions of the Ceding Company's risk on all Policies that are not in excess of the Automatic Binding Limit, as provided in Exhibit I, with respect to each Policy and the Ceding Company shall retain for its own account the portions of the risk on each Policy as provided in Exhibit II not to exceed its per life retention, provided that:

         A. the Ceding Company shall have retained the specified portion of the risk on each ceded Policy as described above;

         B. the amount ceded to the Reinsurer does not exceed the Automatic Binding Limit as shown in Exhibit I;

         C. the sum of the amount of insurance already in force and applied for on that life according to information available to the Ceding Company, does not exceed the Jumbo Limit as shown in Exhibit I;

         D. the Ceding Company has not applied for facultative coverage on the current application;

         E. the Policy is issued in accordance with the Ceding Company's normal individual ordinary life underwriting rules and practices;

         F.       the Policy is listed in Exhibit III.

                                   ARTICLE II
                              FACULTATIVE CESSIONS

         The Ceding Company has the option to, in accordance with the provisions of this Article, facultatively submit to the Reinsurer any Policy that is not obligatorily ceded under the provisions of Article I; provided that:

         A. the Ceding Company shall have provided to the Reinsurer copies of the original Policy application, medical reports, inspection reports, attending physician statements and any additional information that is pertinent to the insurability of the risk;

         B. the Ceding Company shall have notified the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission;

         C. the Reinsurer shall, within 30 days after receipt of all required information, advise the Ceding Company of the portion that it would facultatively accept and the terms and conditions of such acceptance;

         D. the Ceding Company shall have notified the Reinsurer of its acceptance of the Reinsurer's proposed terms and conditions for the facultative cession within 120 days of receipt or the termination date specified in the Reinsurer's offer unless the Reinsurer in writing expressly extends the period for the Ceding Company's acceptance or rejection; and

         E. the facultative cessions shall not be limited to those Policies that are listed in Exhibit III.

                                   ARTICLE III
                              REINSURANCE PREMIUMS

         A. Life reinsurance shall be on the yearly renewable term basis for the net amount at risk (death benefit less reserve or fund value) on that portion of the policy which is reinsured by the Reinsurer. Premiums and allowances shall be based on the rates specified in Exhibit IV.

         B. The Reinsurer shall not indemnify the Ceding Company for premium taxes or guaranty fund assessments.

         C. The Ceding Company shall report and pay reinsurance premiums on an annual basis in advance without regard to the Policy mode of premium payment.

         D. For technical reasons relating to statutory reserve requirements, the YRT rates described in Exhibit IV cannot be guaranteed for more than one year. The Reinsurer anticipates continuing to accept premiums on the basis of the YRT rates described in Exhibit IV. The guaranteed reinsurance premium for each age and duration shall be the higher of the premium based on the reinsurance rates shown in Exhibit IV and the premium based on the statutory minimum valuation mortality table and the statutory maximum valuation interest rate permitted for the underlying Policy under the National Association of Insurance Commissioners' Standard Valuation Law.

         E. In no event shall the Reinsurer increase the reinsurance rates on inforce business ceded under this Agreement unless it also concurrently increases the reinsurance rates for all of its YRT reinsurance assumed individual life insurance business.

         F. Reinsurance premiums on Policies that terminate, reduce or change shall be based on the exact number of days of coverage, on a 360-day year basis. The Reinsurer shall refund any unearned reinsurance premium.

         G. For Policies that are reinstated after coverage has ceased, the Ceding Company shall pay to the Reinsurer reinsurance premiums for the period for which the Ceding Company received Policy premiums in arrears.

                                   ARTICLE IV
                              REINSURER'S LIABILITY

         A. The Reinsurer's liability for cessions under Article I of this Agreement shall commence simultaneously with that of the Ceding Company.

         B. The Reinsurer shall have no liability for Policy proceeds paid under the Ceding Company's temporary term insurance agreement ("TIA") unless conditions for automatic cessions under Article I of this Agreement are met.

         C. The Reinsurer's liability for facultatively accepted cessions shall commence when all of the conditions specified in Article II for facultative acceptances shall have been met.

                                    ARTICLE V
                                     CLAIMS

         A. The Ceding Company shall give prompt notice of Policy claims to the Reinsurer in such form and detail as the parties may, from time to time, agree. The Ceding Company shall, at the Reinsurer's request, provide copies of Policy claim documentation to the Reinsurer. The Reinsurer shall, in all cases, accept copies of Policy claim documentation provided by the Ceding Company as sufficient. The Ceding Company's decision, in good faith, to pay a Policy claim without contest, compromise or litigation shall be unconditionally binding on the Reinsurer.

         B. Upon Ceding Company notice to the Reinsurer that the Ceding Company intends to contest, compromise or litigate a Policy claim, the Reinsurer shall pay its share of any settlement up to the maximum that would have been payable under the Policy had there been no controversy together with the Reinsurer's share of specific expenses involved unless it declines to endorse the contest, compromise or litigation, in which case it shall pay the full amount of its share of the claim to the Ceding Company. Compensation of salaried officers and employees of the Ceding Company shall not be included in the Reinsurer's share of the specific expenses and/or final settlement.

         C. In the event that the amount of insurance provided by a Policy or Policies reinsured hereunder shall be increased or reduced because of a misstatement of age or sex established after the death of the insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability that the Reinsurer bore to the total net liability under the Policy immediately prior to such increase or reduction. The Policy or Policies shall be restated in accordance with the terms and rules of the Ceding Company. Any adjustment for the difference in reinsurance premiums shall be made without interest.

         D. The Reinsurer shall pay interest on its share of any Policy claim settlement calculated at the same rate and for the same period of time as that used by the Ceding Company.

         E. The parties may, from time to time, establish informal claims guidelines for ease of administration and processing.

                                   ARTICLE VI
                          ADMINISTRATION AND ACCOUNTING

         A. The Ceding Company shall administer the Policies, establish and maintain necessary and appropriate Policy records in accordance with its general standards and practices and shall furnish monthly statements for the month just past to the Reinsurer in a form substantially similar to that shown in
                  Exhibit V within thirty (30) days following the close of each month showing the net amount of reinsurance premium or return of reinsurance premium due to or from the Reinsurer.

         B. The Ceding Company shall include with each monthly statement payment of the net amount of reinsurance premium, if any, due to the Reinsurer as shown on the monthly statement. Reinsurance premiums that have not been paid within thirty
                  (30) days following the close of each month shall be in default. The Reinsurer shall pay to the Ceding Company any amounts due to the Ceding Company as shown on the monthly statement within thirty days after the Reinsurer receives the monthly statement from the Ceding Company. Any amounts due to the Ceding Company that have not been paid within thirty (30) days after the due date shall be in default.

         C. Subject to the provisions of Article XV.H, the Reinsurer may terminate the reinsurance on risks for which reinsurance premiums are in default by giving thirty (30) days written notice of termination to the Ceding Company; provided, however, that the Ceding Company may cure the default as provided herein. Except to the extent the default shall have been cured, as of the close of the last day of this thirty
                  (30) day period, the Reinsurer's liability for the following reinsurance shall terminate with respect to risks that are the subject of the termination notice and risks for which the reinsurance premiums went into default during the thirty (30) day notice period.

         D. Notwithstanding termination of reinsurance as provided in this Section, the Ceding Company shall continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned by the Reinsurer under this Agreement.

         E. Reinsurance terminated under Section C of this Article may be reinstated by the Ceding Company if, within sixty (60) days after the effective date of its termination, the Ceding Company pays in full all of the unpaid reinsurance premiums for the reinsurance that was in force prior to its termination. The effective date of reinstatement shall be the day on which the Reinsurer receives all of the required reinsurance premiums. The Reinsurer shall have no liability in connection with any claims incurred between the date of termination of reinsurance applicable to a Policy and the date of reinstatement of reinsurance of that Policy.

         F. The first day of the thirty (30) day notice of termination under Section C of this Article shall be the day on which the Ceding Company receives the termination notice. If all premiums in default are received by the Reinsurer within the thirty (30) day notice period, the reinsurance shall remain in effect.

         G. The Ceding Company shall bear the expense of all medical examinations, inspection fees and other charges incurred in connection with Policy issuance.

                                   ARTICLE VII
                                     DAC TAX

         A. The Parties are making a joint election under Treas. Reg. Section 1.848-2(g)(8) under which:

                           (1) The Party with the net positive consideration under this Agreement is required to capitalize specified policy acquisition expenses with respect to such Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code.

                           (2) This election shall be effective with the effective date of this Agreement.

                           (3) Each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective which identifies the Agreement for which this joint election under Treas. Reg. Section 1.848-2(g)(8) has been made.

         B. The Parties agree to exchange information pertaining to the amount of net consideration as determined under Treas. Reg.
                  Section 1.848-2(f) for this Agreement to insure consistency as to amount and timing or as is otherwise required by the Internal Revenue Service.

         C. The exchange of information described in section B above shall follow the procedures set forth below:

                           (1) the Ceding Company shall submit its calculation of the "net consideration" as defined under the above referenced regulation to the Reinsurer not later than April 1 for each and every tax year for which this Agreement is in effect;

                           (2) the Reinsurer may challenge such calculation within thirty (30) calendar days of receipt of the Ceding Company's calculation; and

                           (3) If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach an agreement on an amount of net consideration, each party shall report the agreed upon amount in their respective tax returns for the preceding taxable year.

         D. The Parties represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code or Subpart F of Part III of Subchapter N of chapter 1 of the Internal Revenue Code.

                                  ARTICLE VIII
                            CONVERSIONS AND EXCHANGES

         A. If any policy ceded pursuant to Article I of this Agreement is exchanged for, or converted to another policy that is listed in Exhibit III, the new policy shall be reinsured on the basis described in Article I based upon the policy date, age and underwriting classification of the new policy.

         B. If any policy covered automatically under this Agreement is exchanged for, or converted to, a policy bearing a series, class or plan code that is not shown in Exhibit III, the Ceding Company shall recapture reinsurance under this Agreement up to its retention limit as shown in Exhibit II. At the Ceding Company's option, the Reinsurer shall reinsure its proportionate share of the excess above the Ceding Company's retention, up to its automatic binding limit shown in Exhibit
                  I. Reinsurance premiums shall be those shown in Exhibit IV, based upon policy date, age and underwriting classification of the original policy.

         C. If any policy ceded facultatively under this Agreement is exchanged for, or converted to, another policy, at the Ceding Company's option reinsurance shall continue based upon the policy date, age and underwriting classification of the original policy.

         D. If existing business that was not ceded under this Agreement is exchanged for, or converted to a policy of the type described in Exhibit III, it shall not be considered reinsured under this Agreement.

                                   ARTICLE IX
                 TERMINATIONS, REDUCTIONS/INCREASES AND CHANGES

         A. If a policy that was ceded pursuant to Article I, is reduced or terminated, the reinsurance ceded to the Reinsurer shall be reduced by the Reinsurer's share of the reduction shown in
                  Exhibit I.

         B. If a policy that was ceded on the excess retention basis, or if another policy of the Ceding Company on the same life, is reduced or terminated, reinsurance of the policy on that life shall be reduced, to restore, as far as possible, the Ceding Company's retention on the risk such that the amount retained shall not be greater than the retention limit at the time of issue of the policy or the retention limit as adjusted in accordance with recapture as provided in Article X. If there is more than one insurance policy on the life, the reduction shall apply first to any reinsurance on the policy being reduced, and then, to any reinsurance on other policies on the life on a chronological basis with the last policies reinsured being reduced first. If the reinsurance on any policy has been ceded to more than one reinsurer, the reduction in reinsurance with the Reinsurer on such policy shall be the same fraction of the total reinsurance on that policy immediately before the reduction.

         C.       If a policy reinsured on the quota share basis pursuant to
                  Article I, is increased, subject to the normal rules and practices of the Ceding Company, the Ceding Company shall cede automatically the Reinsurer's share of the increase to the Reinsurer if the policy continues to meet the conditions of
                  Article I.

         D. If a policy that was ceded on the excess retention basis is increased, subject to the normal rules and practices to the Ceding Company, the Ceding Company shall cede automatically the increase to the Reinsurer if the policy continues to meet the conditions of Article I.

         E. For policies ceded pursuant to Article I, reduction or removal of table ratings and flat extras and changes in smoking classification shall be underwritten according to the Ceding Company's normal rules and practices and the Reinsurer shall be bound automatically. Risk classification changes on facultative policies shall be subject to the Reinsurer's approval.

         F. For plans of insurance with a variable death benefit that are reinsured under this Agreement, the Reinsurer shall share proportionately in any contractual increase or decrease in the amount at risk.

                                    ARTICLE X
                         RECAPTURE AND RETENTION CHANGES

         A. The Ceding Company shall promptly notify the Reinsurer of changes in its retention limits.

         B. For Policies ceded pursuant to this Agreement subject to excess retention limits,

                           (1) The Ceding Company may recapture business to reflect changes in its retention limits, provided that ten (10) years have elapsed since the issue date of the original policy. For policies issued as a result of exchange or conversion, the duration for recapture eligibility shall be based on the date used for premium calculations.

                           (2) Recapture shall become effective on the policy anniversary date following notification to the Reinsurer of the Ceding Company's intent to recapture.

                           (3) If any reinsurance is recaptured under the provisions of this Section, all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

                           (4) If the reinsurance on the policy has been ceded to more than one reinsurer, the reduction in reinsurance with the Reinsurer on such policy shall be the same fraction of the total recapture on that policy as the Reinsurer held of the total reinsurance on that policy immediately before the recapture.

         C. Policies ceded on a quota share basis shall not be eligible for recapture except as otherwise provided for by this Agreement.

         D. If the Reinsurer increases reinsurance premiums on inforce business as described in Article III, the Ceding Company may recapture all inforce cessions or amounts thereof up to its retention limit.

                                   ARTICLE XI
                       REINSTATEMENT AND PAID-UP INSURANCE

         A. Reinsurance of any lapsed Policy that was ceded in accordance with the terms and conditions of this Agreement may be automatically reinstated so long as the policy is reinstated in accordance with terms and rules of the Ceding Company. The Ceding Company shall pay the Reinsurer reinsurance premiums for the period for which the Ceding Company received premiums in arrears from the policyholders.

         B. Policy changes that are the result of extended term insurance or reduced paid-up insurance (nonforfeiture options) shall continue to be reinsured proportionately and shall be handled in accordance with Article III.

                                   ARTICLE XII
                                   INSOLVENCY

         A. In the event of the insolvency of the Ceding Company, all reinsurance benefits shall be payable directly to the Ceding Company or to the liquidator, receiver, or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

         B. In the event of the insolvency of the Ceding Company, the liquidator, receiver, or statutory successor shall give the Reinsurer written notice of the pendency of a claim on a reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the name of the Ceding Company (or its liquidator, receiver, or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that the Reinsurer may deem available to the Ceding Company or its liquidator, receiver, or statutory successor.

         C. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as though such expense had been incurred by the Ceding Company.

         D. In the event of the insolvency of the Reinsurer, the Ceding Company may recapture all of the business reinsured by the Reinsurer under this Agreement. Such recapture shall be effective as of the date of the insolvency.

         E. In the event of the insolvency of either party, the insolvent party must notify the other party of its insolvency within thirty (30) days.

         F. In the event of the insolvency of the Reinsurer, the Ceding Company must notify the Reinsurer (or its liquidator, receiver, or statutory successor) whether or not it is going to recapture the business within sixty (60) days after being notified of the Reinsurer's insolvency.

                                  ARTICLE XIII
                                   ARBITRATION

         A. All disputes and differences between the Ceding Company and the Reinsurer shall be decided by arbitration, regardless of the insolvency of either party, unless the liquidator, receiver or statutory successor is specifically exempted from an arbitration proceeding by applicable law.

         B. Either party may initiate arbitration by providing written notification to the other party that sets forth (a) a brief statement of the issue(s); (b) the failure of the parties to reach agreement; and (c) the date of the demand for arbitration.

         C. The arbitration panel shall consist of three arbitrators who must be impartial and reach of whom must, at that time, either be accredited as an arbitrator ARIAS-US or be an active or former officer of a life insurance or reinsurance company other than the parties or their affiliates.

         D. Each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party refuses or fails to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten(10) days, the arbitrator shall appoint an arbitrator on its behalf. Within thirty (30) days of the appointment of the second arbitrator the two (2)arbitrators shall select the third arbitrator, who must also be, at that time, accredited by ARIAS-US as an umpire. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Umpire Selection Procedures of ARIAS-US, as in force at that time, shall be used to select the third arbitrator.

         E. The arbitrators shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall consider equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrators are released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

         F. The arbitrators shall determine all arbitration schedules and procedural rules and may, in their discretion, use applicable ARIAS-US forms and procedures. Organizational and other meetings shall be held in Boston, MA, unless the arbitrators otherwise provide. The arbitrators shall decide all matters by majority vote.

         G. The decisions of the arbitrators shall be final and binding on both parties. The arbitrators may, in their discretion, award costs and expenses, as they deem appropriate, including but not limited to legal fees and interest. Judgment may be entered upon the final decisions of the arbitrators in any court of competent jurisdiction. The arbitrators may not award any exemplary or punitive damages.

Unless the arbitrators provide otherwise, each party shall be responsible for
(a) all fees and expenses charged by its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half of the expenses of the arbitration, including the fees of the arbitrators.

                                   ARTICLE XIV
                              DURATION OF AGREEMENT

         A. Except as otherwise provided herein or as the parties may otherwise agree, the Agreement shall be unlimited in duration. Either party may terminate this Agreement with respect to new business at any time upon ninety (90) days prior written notice to the other party. The first day of the notice period shall be deemed to be the date on which notice is received by the other party.

         B. During the ninety (90) day period following delivery of a notice of termination, this Agreement shall continue in force in accordance with its terms.

         C. Except as the parties may otherwise agree, this Agreement shall continue to apply, after the date of termination, to cessions that became effective prior to the termination of this Agreement.

         D. The parties shall cooperate in seeking to obtain any required regulatory approvals for this Agreement and, in the event that any required regulatory approval cannot be obtained after reasonable effort, the Agreement and any cessions previously effected hereunder shall be deemed void as of the inception and the parties shall be restored to the position they would have been in had this Agreement never become effective.

                                   ARTICLE XV
                                  MISCELLANEOUS

         A. Choice of Law: This Agreement is subject to and is to be interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to the Massachusetts choice of law rules.

         B. Severability: In the event that any provision or term of this Agreement is held invalid, illegal or unenforceable, all of the other provisions and terms shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if provisions or terms are held invalid, illegal or unenforceable, the parties shall attempt in good faith to renegotiate the Agreement to carry out its original intent.

         C. Reserve Credit: The Reinsurer shall establish and maintain reserves with respect to ceded Policy liabilities that equal or exceed the Reinsurer's proportionate share of the reserve credit taken by the Ceding Company. The Ceding Company shall on an annual basis provide the Reinsurer with a reserve summary for ceded Policy liabilities hereunder. This annual reserve summary shall include the opinion of the Ceding Company's actuary applicable to such Policy liabilities.

         D. Assignment: This Agreement shall be binding on the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other, which consent shall not be unreasonably withheld. In no instance shall anyone other than the Ceding Company and the Reinsurer have any rights hereunder and, except as otherwise herein provided, the Ceding Company shall be and remain solely liable to any insured, owner or beneficiary under any Policy.

         E. Confidentiality: Each party shall maintain the confidentiality of all information, including legally protected consumer privacy information, that is provided to it by the other party in connection with this Agreement; provided, however, that this obligation of confidentiality shall not apply (a) if and to the extent that disclosure is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation; (b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by the disclosing party); (c) if the information is or was received from a third party not known by the disclosing party to be under a confidentiality obligation with regard to such information; or (d) if the information was in the possession of the disclosing party (having received such information on a non-confidential basis) other than by reason of the services performed pursuant to this Agreement. In the event that either party becomes legally compelled to disclose any secret or confidential information, such party shall give prompt written notice of that fact to the other party so that such other party may seek an appropriate remedy to prevent such disclosure; provided, however, that this provision shall not apply to information that is or otherwise becomes available to the public or that was previously available on a non-confidential basis. This provision does not prohibit the sharing of information with Retrocessionaires or other parties engaged to provide services in connection with this Agreement, to the extent necessary to provide such services, provided that such Retrocessionaires and parties shall have agreed to maintain the confidentiality of such information.

         F. Inspection of Records: Each party and its employees and authorized representatives, respectively, may audit, during regular business hours, at the home office of the other party, provided that reasonable advance notice has been given, any and all books, records, statements, correspondence, reports, and other documents that relate to a Policy. The audited party agrees to provide a reasonable work space for such audit, to cooperate fully and to disclose the existence of and to produce any and all necessary and reasonable materials requested by such auditors. Each party shall bear its own audit expenses. All such information, including audit reports and analyses, shall be kept confidential.

         G. Damages: The Reinsurer assumes no liability under this Agreement

                           (1) for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against the Ceding Company by any court or regulatory body on the basis of negligence, oppression, malice, fraud, fault, wrong doing or bad faith by the Ceding Company in connection with any Policy or for any act or omission that is not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the Reinsurer shall have received notice of and concurred in writing with the actions taken or not taken by the Ceding Company that led to the levy or assessment, in which case the Reinsurer shall pay a proportional share of such levy or assessment; or

                           (2) for any payment by the Ceding Company in excess of the Policy amount because of negligence, oppression, malice, fault, wrongdoing or bad faith of the Ceding Company in connection with any Policy or for any act or omission not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the Reinsurer shall have received notice of and concurred in writing with the actions taken or not taken by the Ceding Company that led to the excess payment, in which case the Reinsurer shall pay a proportional share of such excess payment.

         H. Errors and Omissions: If either the Ceding Company or the Reinsurer commits an unintentional error, oversight or misunderstanding (collectively referred to as "errors") in administering this Agreement, the error shall be corrected by restoring both parties to the positions they would have occupied had the error not occurred. If it is not possible to restore each party to the position it would have occupied had the error not occurred, the parties shall endeavor in good faith to fashion a resolution to the situation created by the error that is fair and reasonable and most closely approximates the intent of the parties as evidenced by this Agreement.

         I. Indemnification and Limitation of Liability: Each party shall indemnify and hold the other, its affiliates, directors, officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable legal expenses, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission or arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them. In no event shall any party to this Agreement be liable to the other party for punitive, indirect or consequential damages arising under this Agreement for any clause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

         J. Entire Agreement: This Agreement supersedes all prior discussions and agreements between the parties and constitutes their sole and entire agreement with respect to its subject matter and there are no understandings between the parties with respect thereto other than as expressed in the Agreement.

         K. Modifications to Agreement: Any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties. No waiver by either party of any default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

         L. Survival: All of the provisions of this Agreement, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, shall survive the termination of this Agreement.

         M. Currency: All monies due either the Reinsured or the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party. All payments shall be effected through offsetting balances, electronic funds transfers or as the parties may otherwise agree in order to carry out the purposes of this Agreement. All financial transactions under this Agreement shall be paid in the lawful currency of the United States.

         N. Independent Contractor: The parties shall be deemed to be independent contractors, each with full control over its respective business affairs and operations. This Agreement shall not be construed as a partnership or joint venture and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided herein.

         O. Agents, Intermediaries, and Representatives: Each party represents that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the parties directly and without the intervention of any person in such manner as to give rise to any valid claim by any other person for a finder's fee, brokerage commission or similar payment.

         P. Construction Rules: Each party represents that it has had sufficient opportunity to review and negotiate the terms of this Agreement and is fully aware of all the obligations and responsibilities created hereunder. Therefore, the parties agree that the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibit attached hereto. Exhibits attached hereto are incorporated into this Agreement. Captions are provided for reference only.

         Q. Written Notices: Written notices under this Agreement shall be effective when delivered to any party at the address provided herein:

                  (1)      If to the Ceding Company:

                                    Johanna B. Becker
                                    Vice President & Actuary
                                    New England Life Insurance Company
                                    501 Boylston Street
                                    Boston, MA 02116

                  (2)      If to the Reinsurer:

                           ABC Reinsurance Company

                  (3) Either party may change its address by giving the other party written notice of its new address; provided, however, that any notice of change of address shall be effective only upon receipt.

         R.       Representation of Authority and Acknowledgement of
                  Understanding: Each party represents that it has full power and authority to enter into and to perform this Agreement and that the person signing this Agreement on its behalf has been properly authorized and empowered to do so. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

         S. Representation of Valid Signature: Each party represents and warrants that this Agreement has been duly and validly signed on its behalf; that it has the full corporate power and authority necessary to perform its obligations hereunder; and that it shall maintain in force all necessary legal and regulatory authorizations.

         T. Counterparts: This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                                   ARTICLE XVI

                             EXECUTION OF AGREEMENT

              In witness of the above,

                       New England Life Insurance Company

                                       of

                              Boston, Massachusetts

                                       and

                             ABC Reinsurance Company

                                       of

                                   City, State

                  have by their respective officers executed and delivered this Agreement, effective Month, Day, Year.

         NEW ENGLAND LIFE INSURANCE COMPANY

         By: ______________________________ By: ____________________________

         Title: _____________________________ Title: _________________________

         ABC REINSURANCE COMPANY

         By: _______________________________ By: ____________________________

         Title: ______________________________ Title: _________________________

                                    EXHIBIT I
                                     LIMITS

         REINSURER'S SHARE:

         AUTOMATIC BINDING LIMIT

         The Ceding Company may not cede Policy amounts pursuant to Article I when the face amount of the Policy exceeds the following:

         JUMBO LIMIT

         The Ceding Company may cede Policy amounts pursuant to Article I only if, according to the information available to the Ceding Company, the total amount of life insurance in force and applied for on the life with all insurance companies, including any amount to be replaced, does not exceed $.

                                   EXHIBIT II
                         CEDING COMPANY RETENTION LIMITS

         CEDING COMPANY SHARE: x% of the Policy face amount, not to exceed the following retention limits per life.

         SINGLE LIFE

         SURVIVORSHIP

         SPECIAL LIMITS

                                   EXHIBIT III
                               POLICIES AND RIDERS

            The Policies and Riders described below may be ceded hereunder:

                                   EXHIBIT IV
                                REINSURANCE RATES

         There shall be no policy fees.

         Premium rates shall be the same for automatic and facultative reinsurance.

         JOINT LIFE COVERAGES (BASE PLAN AND RIDERS)

         Life premiums shall be equal to the following percentages of the joint mortality rates, calculated using the attached Exact Age Formula and the attached single life mortality tables. There shall be a minimum premium of $x per thousand. Percentages:

         Single life substandard table ratings shall increase the single life mortality rates by 25% per table.

         Single life flat extra premium amounts per thousand shall be divided by 1000 and then added to the single life mortality rates after the application of the substandard factor.

         SINGLE LIFE COVERAGES (RIDERS AND SPLIT OPTION COVERAGE)

         Life premiums shall be the following percentages of the attached single life mortality tables, for all underwriting classes.

         Substandard table ratings shall increase the single life mortality rates by 25% per table.

         The premiums shall be increased by any flat extra premium charged the insured less allowances

         Split Option Rider: Any single life policy issued as the result of an exercise of the Split Option Rider would be reinsured at the above rates on a point-in-scale basis.

         EXACT AGE FORMULA

         Joint Mortality Rate Formula

                                    EXHIBIT V
                                 MONTHLY REPORTS

The Ceding Company shall provide the Reinsurer reports each month in substantial accord with those shown in this Exhibit.

                             COMPANY_NAME_05/31/2001
NELICO                    MONTHLY BILLING SUMMARY
                                    05/31/01

PRODUCT        CHANNEL         FIRST         FIRST         RENEWAL        RENEWAL      TOTAL        TOTAL          TOTAL
 LINE           CODE          PREMIUM        WAIVER        PREMIUM         WAIVER      LIFE         WAIVER        PREMIUM

                              COMPANY NAME_5/1/2001
NELICO                     MONTHLY DEATH CLAIM SUMMARY
                                    05/31/01

PRODUCT        CHANNEL        DEATH          INTEREST
 LINE           CODE          CLAIMS         ON CLAIMS     TOTAL

NELICO                        COMPANY NAME_1/1/2001
TOTAL
                           STATUTORY VALUATION SUMMARY
                                  05 / 31 / 01

                                           STANDARD     TABLE       FLAT        TOTAL     STANDARD    TABLE       FLAT     TOTAL
                                          VALUATION   VALUATION   VALUATION   VALUATION   UNEARNED   UNEARNED   UNEARNED  UNEARNED
STATUTORY   NUMBER OF     REINSURANCE        NET         NET         NET         NET         NP         NP         NP        NP
 RESERVE    POLICIES    NET AMT OF RISK    PREMIUM     PREMIUM     PREMIUM     PREMIUM     RESERVE    RESERVE    RESERVE  RESERVE

NELICO                        COMPANY_NAME_05/31/2001
TOTAL
                              TAX VALUATION SUMMARY
                                       05 / 31 / 01

                                           STANDARD     TABLE       FLAT        TOTAL     STANDARD    TABLE       FLAT      TOTAL
                                          VALUATION   VALUATION   VALUATION   VALUATION   UNEARNED   UNEARNED   UNEARNED  UNEARNED
  TAX       NUMBER OF     REINSURANCE        NET         NET         NET         NET         NP         NP         NP        NP
RESERVE     POLICIES    NET AMT OF RISK    PREMIUM     PREMIUM     PREMIUM     PREMIUM     RESERVE    RESERVE    RESERVE   RESERVE

NELICO                       COMPANY_NAME_8/30/1996
AAA                          MONTHLY POLICY EXHIBIT
                                       05 / 31 / 01

                                                       REINSURANCE
                                         POLICY        NET AMOUNT
                                         COUNT          AT RISK
(+)  BALANCE, BEGINNING OF MONTH

(+)  NEW BUSINESS

(+)  REINSTATEMENTS

(+)  REINSTATEMENTS FROM DEATHS

(+)  NEW REINSURANCE

(+)  INCREASE

(+)  CHANGES - ON

(+)  DECREASE IN RISK - ON

     TOTAL INCREASES

(-)  DEATH

(-)  SURRENDER

(-)  CONVERSION

(-)  LAPSE WITH VALUE

(-)  LAPSE NO VALUE

(-)  MATURITY

(-)  EXPIRY

(-)  CANCELLATION

(-)  CHANGES - OFF

(-)  DECREASE IN RISK -OFF

(-)  DECREASES

     TOTAL DECREASES

(=)  BALANCE, END OF MONTH

NELICO                       COMPANY NAME_05/31/2001
                          MONTHLY BILLING DETAIL REPORT
                                   05 / 31 /01

                                           NAME                                      S    L                         F
TRANS    TRANS    PRO    POLICY    SUB      OF       POLICY    SER/CLASS    ISSUE    /    O    MAN    PROD    CH    /    NET AMT
TYPE     DATE     DYS    NUMBER    ID     INSURED     DATE     PLAN/SUFF     AGE     N    B    INP     CD     CD    R    OF RISK

                    SUBST      SUBST
STANDARD    POL     TABLE      FLAT       WAIVER     TOTAL
PREMIUM     FEE    PREMIUM    PREMIUM    PREMIUM    PREMIUM

     DETAIL REPORT TOTALS
     POLICY COUNT
     NET AMOUNT OF RISK
     STANDARD PREMIUM
     POLICY FEE
     SUB STANDARD TABLE PREMIUM
     SUB STANDARD FLAT PREMIUM
     WAIVER PREMIUM
     TOTAL PREMIUM

NELICO                       COMPANY_NAME_05/31/2001
                           MONTHLY NEW BUSINESS REPORT
                                  05 / 31 / 01

                                                     M                     I
                NAME                                 U   L         S   S   A                FLAT   POLICY  REINSURANCE  REINSURANCE
POLICY   SUB    OF     POLICY  SER/CLASS   DOB  DOB  L   O    MAN  E   /   G   TBL  FLAT   EXPIRY  ISSUE      ISSUE       NET AMT
NUMBER   ID   INSURED   DATE   PLAN/SUFF    #1   #2  T   B    INP  X   N   E   RTG  PER/M   YEAR   AMOUNT     AMOUNT      AT RISK

     NEW BUSINESS REPORT TOTALS
     POLICY COUNT
     POLICY ISSUE AMOUNT
     REINS ISSUE AMOUNT
     REINS NET AMOUNT AT RISK

NELICO                       COMPANY NAME_05/31/2001
                           MONTHLY DEATH NOTIFY REPORT
                                  05 / 31 / 01

                                                         I
                  NAME                              S    A                                     DATE     DATE    CAUSE     POLICY
POLICY   SUB       OF    POLICY  SER/CLASS  LEGAL   E    G    LOB    PROD   CHAN    DATE        OF       OF       OF      CLAIM
NUMBER   ID     INSURED   DATE   PLAN/SUFF  STATE   X    E    CODE   CODE   CODE   INCURRED    BIRTH    DEATH   DEATH     STATUS

POLICY     REINSURANCE     REINSURANCE
ISSUE        NET AMT        INTEREST
AMOUNT       AT RISK         AMOUNT

     DEATH NOTIFY REPORT TOTALS
     POLICY COUNT
     REINS NET AMOUNT AT RISK
     REINS INTEREST AMOUNT

NELICO                       COMPANY NAME_05/31/2001
                          MONTHLY DEATH REVERSAL REPORT
                                  05 / 31 / 01

                                                         I
                  NAME                              S    A                                     DATE     DATE     CAUSE    POLICY
POLICY   SUB       OF    POLICY  SER/CLASS  LEGAL   E    G    LOB    PROD   CHAN    DATE        OF       OF       OF      CLAIM
NUMBER   ID     INSURED   DATE   PLAN/SUFF  STATE   X    E    CODE   CODE   CODE   INCURRED    BIRTH    DEATH    DEATH    STATUS

POLICY     REINSURANCE     REINSURANCE
ISSUE        NET AMT        INTEREST
AMOUNT       AT RISK         AMOUNT

     DEATH NOTIFY REPORT TOTALS
     POLICY COUNT
     REINS NET AMOUNT AT RISK
     REINS INTEREST AMOUNT

NELICO                       COMPANY_NAME_05/31/2001
                            MONTHLY DEATH PAID REPORT
                                         05 / 31 / 01

                                                         I
                  NAME                              S    A                                      DATE     DATE     CAUSE
POLICY   SUB       OF    POLICY  SER/CLASS  LEGAL   E    G    LOB    PAR   PROD   CHAN   DATE    OF       OF       OF     DISBURSE
NUMBER   ID     INSURED   DATE   PLAN/SUFF  STATE   X    E    CODE   CODE  CODE   CODE   PAID   BIRTH    DEATH    DEATH     DATE

POLICY    POLICY     REINSURANCE     REINSURANCE
CLAIM     ISSUE        NET AMT        INTEREST
STATUS    AMOUNT       AT RISK         AMOUNT

     DEATH PAID REPORT TOTALS
     POLICY COUNT
     REINS NET AMOUNT AT RISK
     REINS INTEREST AMOUNT

NELICO                       COMPANY NAME_05/31/2001
                             MONTHLY IN FORCE REPORT
                                  05 / 31 / 01

                                                           M                               I
                NAME                             S    S    U    L                          A                         REINS
POLICY   SUB     OF        POLICY   SER/CLASS    E    /    L    O     MAN   PROD    CH     G    UND    TB   FLAT    NET AMT
NUMBER   ID    INSURED      DATE    PLAN/SUFF    X    N    T    B     INP   CD      CD     E    DYS    RT   PER/M    RISK

STAT    STAT        TAX     TAX          TOTAL      TOTAL
NET     UNEARN      NET     UNEARN       REINS      EXP
PREM    NP RESV     PREM    NP RESV      PREMIUM    MORT

     INFORCE REPORT TOTALS
     POLICY COUNT
     REINS NET AMOUNT AT RISK
     STAT NET PREMIUM
     STAT UNEARNED NET PREM RESV
     TAX NET PREMIUM
     TAX UNEARNED NET PREM RESV
     TOTAL PREMIUM
     EXPECTED MORTALITY

                                       42